Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of

     Patriot Capital Funding, Inc.

We have audited the Senior Securities Table (“Schedule”) of Patriot Capital Funding, Inc. (the “Company”) as of December 31, 2005, included in the Registration Statement. This Schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this Schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Senior Securities Table is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Senior Securities Table referred to above presents fairly, in all material respects, the senior securities of the Company as of December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
March 13, 2006